UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2011

APPLE REIT TEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-168971	27-3218228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.02 of Form 8-K.

Item 1.02.	Termination of Material Definitive Agreement.

On April 29, 2011, we caused one of our indirect wholly-owned subsidiaries to terminate two separate purchase contracts, each relating to a single hotel. The purchase price for the hotel located in Fort Myers, Florida, which contained 106 guest rooms, was $9,000,000. The purchase price for the hotel located in Montgomery, Alabama, which contained 95 guest rooms, was $7,500,000, with secured debt to be assumed by our subsidiary totaling $4.1 million. The sellers did not have any material relationship with us or our subsidiaries, other than through the purchase contracts.

The entry into the two purchase contracts was reported in our Form 8-K dated as of April 12, 2011 and filed with the Securities and Exchange Commission on April 15, 2011. In connection with the termination of the two contracts, the initial aggregate deposit of $200,000 was repaid to our contracting subsidiary.

Although our contracting subsidiary terminated the above-mentioned purchase contracts, the other purchase contracts for the potential purchase of seven hotels reported in the April 12, 2011 Form 8-K remain in effect. Additional information regarding the terminated contracts and the remaining outstanding contracts is set forth in the April 12, 2011 Form 8-K.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

May 5, 2011